The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261476

Amendment No. 1 Dated January 29, 2024†
to the PRELIMINARY PRICING SUPPLEMENT
Subject to Completion:
Dated January 29, 2024
Pricing Supplement dated ●, 2024 to the
Prospectus dated December 29, 2021 and
Prospectus Supplement dated December 29, 2021

The Bank of Nova Scotia
$
SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes, Series A
Due February 6, 2029

•	100% repayment of principal at maturity, subject to the credit risk of the Bank
•	5-year stated term
o	Designed to provide quarterly interest payments accruing at a per annum rate based on (i) the applicable Reference Rate plus (ii) a Spread of 0.91%, subject to a Minimum Rate of 0.00%.
o	The “Reference Rate” for the first eighteen quarterly Interest Periods is Compounded SOFR. Thereafter, the Reference Rate will be the 2-Year U.S. Dollar SOFR ICE Swap Rate.
The SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes, Series A due February 6, 2029 (the “Notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any securities exchange or automated quotation system.
Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation act (the “CDIC Act”), the United States Federal Deposit Insurance Corporation, or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc. (“SCUSA”) or any of our affiliates or agents may use the final pricing supplement to which this preliminary pricing supplement (this “pricing supplement”) relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-37 of the accompanying prospectus supplement.
Investment in the Notes involves certain risks. You should refer to “Additional Risk Factors” beginning on page P-7 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	100.00%	$
Underwriting commissions[1]	Up to 0.80%	$
Proceeds to The Bank of Nova Scotia[2]	At least 99.20%	$
[1]
SCUSA, our affiliate, will purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount of up to $8.00 (0.80%) per Principal Amount of the Notes, or will offer the Notes directly to investors. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

[2]
Excludes potential profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors — Risks Relating to Liquidity and Secondary Market Price Considerations — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Price of the Notes is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
† This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement hereto dated January 29, 2024 in its entirety. We refer to this amended preliminary pricing supplement as the pricing supplement.
Scotia Capital (USA) Inc.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
Type of Note:	SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes
CUSIP / ISIN:	06417YK32 / US06417YK322
Aggregate Principal Amount:	$
Minimum Investment:	$1,000
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Currency:	U.S. Dollars
Trade Date:	Expected to be January 30, 2024
Original Issue Date:
Expected to be February 6, 2024. We expect that delivery of the Notes will be made against payment therefor on or about the fifth DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in five DTC settlement days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	Expected to be February 6, 2029
Business Day:	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City
U.S. Government Securities Business Day:
Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities

Interest Rate:	The Notes will accrue interest, calculated using the Day Count Fraction, at the applicable Reference Rate plus the Spread, provided that the Interest Rate will not be less than the Minimum Rate
Reference Rates:
For each Interest Period, from and including the Issue Date to but excluding August 6, 2028 (each, a “SOFR Interest Period”), Compounded SOFR
For each Interest Period, from and including August 6, 2028 to but excluding the Maturity Date

(each, a “ICE Swap Interest Period”), the SOFR ICE Swap Rate
Compounded SOFR:
Compounded SOFR is a compounded average of daily Secured Overnight Financing Rate (“SOFR”) and will be determined for each SOFR Interest Period on each Interest Determination Date as set forth under “Compounded SOFR” herein

SOFR ICE Swap Rate:
With respect to the applicable Interest Determination Date for each ICE Swap Interest Period, the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Bloomberg Professional® service (“Bloomberg”) page “USISSO02 <INDEX>” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. If, on any Interest Determination Date, the SOFR ICE Swap Rate cannot be determined in this manner, then it shall be determined in an alternative manner, and may be based on an alternative rate, as described further herein under “Information About the Reference Rates”.

Spread:	0.91%
Minimum Rate:
0.00%
If any Reference Rate is negative, the Interest Rate for the relevant Interest Period will be computed giving effect to the negative rate, which will reduce the Interest Rate for the relevant Interest Period to a rate that is less than the Spread, but in no event will the Interest Rate for any Interest Period be less than the Minimum Rate.

Interest Payment Dates:
The 6th calendar day of each February, May, August and November, commencing in May 2024 and ending on and including the Maturity Date
If any such day is not a Business Day, the applicable Interest Payment will be paid on the date determined according to the Business Day Convention specified below

Interest Period:
For each Interest Payment Date, the period from, and including, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Interest Determination Dates:
For each SOFR Interest Period, the date two U.S. Government Securities Business Days before the applicable Interest Payment Date.
For each ICE Swap Interest Period, the date two U.S. Government Securities Business Days prior to the beginning of each ICE Swap Interest Period.

Day Count Fraction:	30/360
Business Day Convention:
Following, unadjusted
If any date of payment (including any Interest Payment Date or the Maturity Date) is not a Business Day, such payment will be made on the first following Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Period.

Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Canadian Bail-in Powers:	The Notes are not bail-inable debt securities (as defined in the accompanying prospectus) under the CDIC Act
Survivor’s Option:	Not Applicable
Form of Notes:	Book-entry
Calculation Agent:
Scotia Capital Inc., an affiliate of the Bank
The Calculation Agent will make all determinations with respect to the Notes, including, but not limited to, the Interest Rates, any Successor Reference Rate (and any corresponding changes to the terms of the Notes) and the amount payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to the Bank.

Record Date:	For interest due on an Interest Payment Date, the Business Day immediately preceding such Interest Payment Date
Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next Interest Payment Date, Additional Amounts with respect to the Notes. See “Payment of Additional Amounts” and “Tax Redemption” herein.

Listing:	The Notes will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes, as discussed further herein under “Use of Proceeds and Hedging”
Clearance and Settlement:	Depository Trust Company

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying prospectus supplement; and last, the accompanying prospectus. The Notes may vary from the terms described in the accompanying prospectus and the accompanying prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth herein under “Additional Risk Factors” and in “Risk Factors” in the accompanying prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

Prospectus Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.
This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement hereto dated January 29, 2024 in its entirety.

PAYMENT AT MATURITY

We will pay you the Principal Amount of your Notes on the Maturity Date, plus the final Interest Payment.
In the event that the stated Maturity Date is not a Business Day, then the relevant repayment of principal plus the final Interest Payment will be made on the first following Business Day, as described herein under “Summary — Business Day Convention” herein.

INTEREST PAYMENTS

The Notes are SOFR to 2-Year SOFR ICE Swap Rate Floating Rate Notes. Interest will accrue during each SOFR Interest Period at a rate equal to the Interest Rate, which will equal (i) the applicable Reference Rate plus (ii) the Spread of 0.91%, subject to the Minimum Rate of 0.00%. The Reference Rate for the first eighteen quarterly Interest Periods is Compounded SOFR. Thereafter, the Reference Rate will be the 2-Year U.S. Dollar SOFR ICE Swap Rate.
We describe payments as being based on a “Day Count Fraction” of “30/360” and on a “following, unadjusted Business Day Convention”.
This means that interest on the Notes will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Interest Period will not be adjusted if an Interest Payment Date falls on a day that is not a Business Day and, therefore, the relevant payment will be made on the next following Business Day (“following, unadjusted”).

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisers, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement, the accompanying prospectus supplement and prospectus.
Risks Relating to Return Characteristics
The Interest Payment with respect to each Interest Period is Variable and May Be as Low as the Minimum Rate of 0.00%
You will receive an Interest Payment (if any) on each applicable Interest Payment Date with respect to each Interest Period based on a rate per annum equal to the Interest Rate, which is fixed on the corresponding Interest Determination Date. Such Interest Rate may be as low as the Minimum Rate of 0.00%. This means that if an applicable Reference Rate is less than or equal to zero for an Interest Period, it may cause the corresponding Interest Rate for the applicable Interest Payment Date to be equal to the Minimum Rate, which would result in no interest being paid on the relevant Interest Payment Date.
The Yield on the Notes may be Lower than the Yield on Conventional Debt Securities of Comparable Maturity
The Interest Payment during each Interest Period, if any, will accrue at the applicable Interest Rate which is based on floating Reference Rates. The Reference Rates on which the Interest Rate is based will vary, and there will be significant risks not associated with a conventional fixed-rate debt security. The yield that you will receive on your Notes may be less than the return you could earn on conventional debt securities of comparable maturity. If there is a decline in the applicable Reference Rate over the term of your Notes, the effective yield on your Notes for any such Interest Period may be less than that of a conventional fixed-rate debt security of comparable maturity, including those issued by the Bank, and/or less than the Spread and as low as the Minimum Rate of 0.00%. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes are Subject to Interest Rate Risk and May be More Risky Than an Investment in Notes with a Shorter Term
The Interest Rate applicable during each Interest Period may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of rising interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term.
Any payments on the Notes, including any Interest Payment and the repayment of the Principal Amount at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
The Repayment of the Principal Amount Applies Only at Maturity
The Notes offer repayment of the Principal Amount only if you hold your Notes until the Maturity Date
Risks Relating to Characteristics of the Reference Rates
The Reference Rates, and therefore the Market Value of, and Return on, the Notes, May be Volatile and Will Be Affected by a Number of Factors
Reference Rates, and therefore the Interest Rates and market value of the Notes are subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;

•	changes in, or perceptions about the Reference Rates, the Secured Overnight Financing Rate (“SOFR”) and future SOFR-based ICE Swap rates;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, regulatory, judicial, military, public health or other events that affect markets generally and that may affect the Reference Rates; and
•	the time remaining to maturity on the Notes.
The impact of these and other factors may enhance or offset some or all of the changes resulting from another factor or factors. A lower Reference Rate may result in the applicable Interest Rate decreasing, but in no case will the Interest Rate be less than the Minimum Rate.
Compounded SOFR, The SOFR Index And The SOFR ICE Swap Rate Are Relatively New In The Marketplace And Therefore, The Future Performance Of SOFR And The SOFR ICE Swap Rate Cannot Be Predicted Based On Historical Performance
For each SOFR Interest Period, the Interest Rate is based on Compounded SOFR, which is calculated using the SOFR Index (as specified under “Compounded SOFR” herein) published by the Federal Reserve Bank of New York “FRBNY” according to the specific formula described herein under “Compounded SOFR”, rather than the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the Interest Rate during any SOFR Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular Interest Determination Date during a SOFR Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the Interest Payment with respect to such SOFR Interest Period. Relatively limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the FRBNY began to publish SOFR in April 2018 (though the FRBNY has also published indicative historical SOFR going back to August 2014) and only began publishing the SOFR Index on March 2, 2020. Similarly, the SOFR ICE Swap Rate was first published by the ICE Benchmark Administration (“IBA”) in November 2021.
Accordingly, the use of the SOFR Index or the specific formula for Compounded SOFR with respect to the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Notes. You should not rely on any historical changes or trends in SOFR or the SOFR ICE Swap Rate (whether based on actual or indicative historical data). The future performance of SOFR and the SOFR ICE Swap Rate cannot be predicted based on their past performance, and the performance of SOFR and the SOFR ICE Swap Rate during the term of the Notes may bear little or no relation to their limited historical performance. Since the initial publication of SOFR and the SOFR ICE Swap Rate, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.
Compounded SOFR With Respect to Each SOFR Interest Period Will Only be Capable of Being Determined Near the End of Such Interest Period
The level of Compounded SOFR applicable to a particular SOFR Interest Period and, therefore, the Interest Payment with respect to such SOFR Interest Period will be determined on the applicable Interest Determination Date for such SOFR Interest Period. Because each such date is near the end of each SOFR Interest Period, you will not know the Interest Payment with respect to a particular SOFR Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade Notes linked to the Compounded SOFR or SOFR Index without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of Notes linked to Compounded SOFR or the SOFR Index.
SOFR May Be More Volatile Than Other Benchmark or Market Rates
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the market value of, and return on, any SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The FRBNY has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the FRBNY will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in Notes linked to Compounded SOFR or the SOFR Index.
Any Failure of SOFR to Gain Market Acceptance Could Adversely Affect the Market Value of, and Return on, the Notes
According to the Alternative Reference Rates Committee (“ARRC”), SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate  with the unsecured short-term funding costs of banks than an interbank rate would. This may mean that market participants may not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the market value of, and return on, the Notes.
In addition, if SOFR does not prove to be widely used as a benchmark in comparable floating rate securities, the trading price of SOFR-linked notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the manner of determining SOFR, the Spread reflected in the Interest Rate or the manner of compounding SOFR, may evolve over time, and trading prices of earlier issued SOFR-linked notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors may not be able to sell their Notes at all or may not be able to sell their Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The SOFR and/or the SOFR ICE Swap Rate May Be Modified or Discontinued, Which Could Adversely Affect the Market Value of, and Return on, the Notes
The SOFR ICE Swap Rate is published by the IBA and SOFR is published by the Federal Reserve Bank of New York (“FRBNY”). SOFR and the SOFR ICE Swap Rate are based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of SOFR, the SOFR Index or the SOFR ICE Swap Rate at any time. There can be no guarantee, particularly given its relatively recent introduction, that SOFR, the SOFR Index or the SOFR ICE Swap Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in notes linked to SOFR or the SOFR Index.
The SOFR ICE Swap Rate represents the fixed rate of interest payable on a hypothetical interest rate swap. In such a hypothetical swap, a fixed rate of interest is exchangeable for a floating rate based on SOFR (compounded in arrears for twelve months using standard market conventions), each payable annually on an Actual/360 day count basis (i.e. interest accrues based on the actual number of days elapsed in a year assumed to be 360 days). SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. Because the SOFR ICE Swap Rate and SOFR are relatively new, there may be a greater likelihood of changes to the methods pursuant to which they are determined than there would be if they had longer publication histories. Similarly, market terms for floating-rate debt securities linked to the SOFR ICE Swap Rate or SOFR, such as the manner of determining the SOFR ICE Swap Rate, the

Spread reflected in the ICE Swap Interest Rate or the manner of determining SOFR, may evolve over time, and trading prices of earlier issued SOFR ICE Swap Rate- or SOFR-linked notes may be lower than those of later-issued debt securities as a result. Any changes to the manner in which the SOFR ICE Swap Rate or SOFR is calculated could adversely affect the market value of, and return on, the Notes.
Additionally, if the Calculation Agent determines that a Reference Rate has been permanently discontinued, then, notwithstanding anything to the contrary in the accompanying prospectus supplement, the Calculation Agent may select an alternative rate that it determines represents the same or a substantially similar measure or benchmark as the affected Reference Rate, as described further herein under “Information About the Reference Rates — Discontinuance of a Reference Rate” (a “Successor Reference Rate”). If the Calculation Agent selects a Successor Reference Rate, it may make adjustments to the terms of the Notes as appropriate to account for differences with the Successor Reference Rate. There can be no assurance that the characteristics of any Successor Reference Rate will be similar to the original Reference Rate (or the then-current reference rate that it is replacing) or that any related changes to the terms of the Notes by the Calculation Agent will produce the economic equivalent of the applicable Reference Rate (or the then-current reference rate that it is replacing). The use of a Successor Reference Rate may result in a return on the Notes that is substantially lower than or that does not otherwise correlate over time with the payment that would have been made had the original Reference Rate (or the then-current reference rate that it is replacing) remained available in its current form. In such a situation, the Calculation Agent may have a conflict of interest in making any such decision, which could adversely affect the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Interest Payment and the return of the Principal Amount at maturity depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
Risks Relating to Liquidity and Secondary Market Price Considerations
The Price at Which the Notes May Be Sold Prior to Maturity Depends on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.
Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than the Principal Amount if you sell your Notes prior to maturity.
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Price of the Notes is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the Principal Amount, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the price of the Notes. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Lack Liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA, if they choose to make a market in the Notes, is willing to purchase the Notes from you. If at any time SCUSA or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
We, our Subsidiaries or Affiliates may Publish Research that Could Affect the Market Value of the Notes. We also expect to Hedge Our Obligations under the Notes
We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally and the Reference Rates specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, we or one or more affiliates expect to hedge our obligations under the Notes and may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.
Trading and Business Activities by The Bank or its Affiliates May Adversely Affect the Market Value of the Notes
As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may but are not required to, hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in SOFR and the U.S. Dollar SOFR ICE Swap Rates (including the 2-year term), and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of SOFR and the 2-Year U.S. Dollar SOFR ICE Swap Rate and may also engage in trading activities related to SOFR and the 2-Year U.S. Dollar SOFR ICE Swap Rate that are not for the account of holders of the Notes or on their behalf.
These trading and business activities may present a conflict between your interest in the Notes and the interest we, SCUSA, and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes and could adversely affect the market value of, and return on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent
The Calculation Agent will, among other things, determine the applicable Interest Rate and decide the amount of your payment for any Interest Payment Date on the Notes. Our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. For additional information as to the Calculation Agent’s role, see “Summary — Calculation Agent” herein. The Calculation Agent will exercise its judgment when performing its functions. Because determinations made by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.
In addition, and without limiting the generality of the previous paragraph, the Calculation Agent may choose a successor rate in certain circumstances as described under “Information About the Reference Rates” herein. For the avoidance of doubt, any decision made by the Calculation Agent will be effective without consent from the holders of the Notes or any other party. Potential conflicts of interest may exist between the Bank, the Calculation Agent and holders of the Notes. All determinations made by the Calculation Agent in such a circumstance will be conclusive for all purposes and binding on the Bank and holders of the Notes. In making these potentially subjective determinations, the Bank and/or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the market value of, and return on, your Notes.

INFORMATION ABOUT THE REFERENCE RATES

SOFR
All disclosures contained herein regarding the Secured Overnight Financing Rate (“SOFR”), including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the FRBNY. SOFR is published by the FRBNY, but the FRBNY has no obligation to continue to publish, and may discontinue publication of, SOFR. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate.
SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The FRBNY reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the FRBNY’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the FRBNY to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The FRBNY notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. As used herein “U.S. Government Securities Business Day” means any day other than a Saturday, Sunday or day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities. If the FRBNY discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the FRBNY will review this revision threshold periodically and could modify it after any such review.
If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York FRBNY would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Bank of Nova Scotia, New York Agency, as a primary dealer. If data other than those provided by BNYM or DTCC Solutions LLC are used in the calculation of SOFR, the change in source will be noted on the FRBNY’s Website when the rate is published. The description of SOFR herein does not purport to be exhaustive.
Because SOFR is published by the FRBNY based on data received from other sources, neither we nor any of our affiliates have any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes. If the rate at which interest accrues on any day (meaning Daily SOFR on any U.S. Government Securities Business Day during an Interest Period in the Floating Period declines to zero or becomes negative, the amount of interest payable on the Notes on the related Interest Payment Date will decline.

The FRBNY began publishing the Secured Overnight Financing Rate in April 2018. The FRBNY has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the Spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
For a more complete discussion of SOFR, see the website of the FRBNY, currently at newyorkfed.org or any successor website (the “FRBNY’s Website”) and apps.newyorkfed.org/markets/autorates/sofr. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not conducted any independent review or due diligence of any publicly available information with respect to SOFR.
Compounded SOFR
Compounded SOFR will be determined by reference to the SOFR Index in the manner described herein. The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR on each U.S. Government Securities Business Day and allows the calculation of compounded SOFR averages over custom time periods. The FRBNY notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.
“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula:
where:
“SOFR IndexStart = For SOFR Interest Periods other than the initial SOFR Interest Period, the SOFR Index value on the preceding Interest Determination Date, and, for the initial SOFR Interest Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial SOFR Interest Period;
“SOFR IndexEnd = The SOFR Index value on the Interest Determination Date relating to the applicable Interest Payment Date; and
“d” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)
the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)
if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then the Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability Provisions” below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.
If the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the Benchmark Replacement provisions set forth below will thereafter apply to all determinations of the rate of interest payable on the Notes.
For the avoidance of doubt, in accordance with the Benchmark Replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable on the Notes for each SOFR Interest Period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailability Provisions.
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated SOFR Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” will mean, for the applicable SOFR Interest Period for which the SOFR Index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website at newyorkfed.org/markets/treasury-repo-reference-rates-information (or any successor page). For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of a Benchmark Transition Event
(a)
Benchmark Replacement. If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined herein) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b)
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement conforming changes from time to time.

(c)
Decisions and Determinations. Any determination, decision or election that may be made by the Calculation Agent or us pursuant to the Benchmark Replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion, and, notwithstanding anything to the contrary;
•	if made by us, will be made in our sole discretion;
•	if made by the Calculation Agent, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we object; and
•	shall become effective without consent from any other party.
Any determination, decision or election pursuant to the Benchmark Replacement provisions not made by the Calculation Agent will be made by us on the basis as described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the Benchmark Replacement provisions set forth herein.

Certain Defined Terms. As used herein:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current benchmark, then “benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1)
the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(3)
provided that if (i) the Benchmark Replacement cannot be determined in accordance with clause (1) or (2) above as of the Benchmark Replacement Date or (ii) the Calculation Agent shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) above is not an industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time, then the Benchmark Replacement shall be the sum of: (a) the alternate rate of interest that has been selected by the Calculation Agent as the replacement for the then-current benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1)
the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body for the applicable unadjusted Benchmark Replacement;

(2)	if the applicable unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Floating Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, then the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to benchmark also include any reference rate underlying such benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current benchmark:
(1)
a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is not, or as of a certain date will not be, representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.
“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Observation Period” means, in respect of each Floating Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Floating Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the applicable Interest Payment Date for such Floating Interest Period (or in the final Floating Interest Period, preceding the Maturity Date).
“Reference Time” with respect to any determination of the benchmark means (1) if the benchmark is compounded SOFR, the SOFR Determination Time, as such time is defined above, and (2) if the benchmark is not SOFR, the time determined by the Calculation Agent in accordance with the Benchmark Replacement conforming changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.
“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR)
“SOFR Administrator’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.

“SOFR Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before the applicable payment date or, in the case of the final Floating Interest Period, the Maturity Date.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

2-YEAR U.S. DOLLAR SOFR ICE SWAP RATE

“2-Year U.S. Dollar SOFR ICE Swap Rate” or the “SOFR ICE Swap Rate” means, as of any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Bloomberg page “USISSO02” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. The SOFR ICE Swap Rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions) that is also payable annually on an Actual/360 day count basis. SOFR, as discussed further below, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. With an Actual/360 day count basis, interest accrues based on the actual number of elapsed days in a hypothetical year assumed to be 360 days. The SOFR ICE Swap Rate is administered, calculated and maintained by the IBA.
The discussion below regarding the unavailability and discontinuance of the SOFR ICE Swap Rate supersedes any comparable discussion in the accompanying prospectus supplement.
For a more complete discussion of the SOFR ICE Swap Rate, see theice.com/iba/ice-swap-rate. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not conducted any independent review or due diligence of any publicly available information with respect to the SOFR ICE Swap Rate.
Unavailability of the SOFR ICE Swap Rate
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if the SOFR ICE Swap Rate (or the then-current Successor SOFR ICE Swap Rate) is not displayed on the relevant designated screen or page by 11:00 A.M., New York City time (or such other applicable time in the case of a Successor SOFR ICE Swap Rate), on an Interest Determination Date, then the SOFR ICE Swap Rate will be determined by the Calculation Agent, after consulting such sources as the Calculation Agent deems comparable to the foregoing Bloomberg page, or any other source it deems reasonable.
Discontinuance of the SOFR ICE Swap Rate
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if the calculation and publication of the SOFR ICE Swap Rate is permanently discontinued, then the Calculation Agent may identify an alternative rate that it determines represents the same or a substantially similar measure or benchmark as SOFR ICE Swap Rate (a “Successor Reference Rate”). Thereafter, the Calculation Agent will determine the SOFR ICE Swap Rate for that (and any subsequent) Interest Determination Date by reference to such Successor Reference Rate.
Upon the selection of a Successor Reference Rate by the Calculation Agent, references in this pricing supplement to the SOFR ICE Swap Rate (including, for the avoidance of doubt, the provisions relating to its unavailability or discontinuance) will instead be deemed to refer to the Successor Reference Rate for all purposes, including the determination of the SOFR ICE Swap Rate (and, therefore, interest payable on the Notes). If the Calculation Agent selects a Successor Reference Rate, the Calculation Agent may make adjustments to the terms of the Notes for any technical, administrative or operational changes (including changes to the timing and frequency of determining the SOFR ICE Swap Rate, the Interest Payment Dates, the Spread, the Minimum Rate and other administrative matters) that it determines are appropriate in light of the Successor Reference Rate.

HISTORICAL PERFORMANCE OF THE REFERENCE RATES

We obtained the information regarding the historical performance of the Reference Rates in the graphs below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of a Reference Rate should not be taken as an indication of its future performance, and no assurance can be given as to the future performance of a Reference Rate. We cannot give you assurance that the performance of a Reference Rate will result in any positive return on your investment.
Compounded SOFR
Publication of SOFR began on April 2, 2018. Accordingly, SOFR has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of an interest rate with a more established record of performance. The future performance of SOFR cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
As of January 25, 2024, the SOFR was 5.32%. The graph below sets forth the historical performance of the SOFR from April 2, 2018 through January 25, 2024. Past performance of SOFR is not indicative of future performance of SOFR.

Secured Overnight Financing Rate (SOFR)

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SOFR ICE Swap Rate
Publication of SOFR ICE Swap Rate began on November 18, 2021. Accordingly, SOFR ICE Swap Rate has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of an interest rate with a more established record of performance. The future performance of SOFR ICE Swap Rate cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
As of January 26, 2024, SOFR ICE Swap Rate was 4.207%. The graph below sets forth the historical performance of the 2-Year U.S. Dollar ICE Swap Rate from November 18, 2021 through January 26, 2024. Past performance of SOFR ICE Swap Rate is not indicative of future performance of SOFR ICE Swap Rate.

2-Year U.S. Dollar SOFR ICE Swap Rate (SOFR ICE Swap Rate)

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, will purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount equal to the discount per Principal Amount of the Notes indicated on the cover hereof, or will offer the Notes directly to investors. The Notes will be offered to the public at the price to public specified on the cover hereof.
In addition, SCUSA or another of its affiliates or agents may use the accompanying prospectus and prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of Interest
Because SCUSA is an affiliate of the Bank, SCUSA has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to European Economic Area Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

PAYMENT OF ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future tax, levies, imposts, duties, assessment or other governmental charges (including penalties, interest and other liabilities related thereto) imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax (hereinafter “Canadian taxes”), unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of Canadian taxes from any payment made under or in respect of the Notes, we will pay to each holder of such Notes as additional interest, such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required, except as described below.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of the beneficial owner thereof:
(i)
with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or which is entitled to the payment in respect of a debt or other obligation to pay an amount to a person with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is a “specified shareholder” of the Bank, or which does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of the Bank as defined in subsection 18(5) of the Income Tax Act (Canada);

(iii)
which is subject to such Canadian taxes by reason of the holder of beneficial owner being a resident domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection presently or formerly with Canada or any province or territory thereof otherwise than the mere holding of Notes or the receipt of payments thereunder;

(iv)
which is subject to such Canadian taxes by reason of the holder’s or beneficial owner’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the trustees and the holders of such Notes then outstanding of any change in such requirements);

(v)	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;
(vi)
which is subject to such Canadian taxes by reason of the legal nature of the holder or beneficial owner disentitling such holder or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian taxes as to which Additional Amounts would have otherwise been payable to the holder;

(vii)
which failed to duly and timely comply with a timely request by us to provide information, documents, certification or other evidence concerning the holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(viii)
which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

(ix)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or
(b)
if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the Indenture; or

(x)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

In addition, no Additional Amounts will be payable on account of:
(i)	any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Bank or the Paying Agent from the payment;
(ii)
any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(iii)
any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986; or

(iv)	any combination of any of the foregoing exceptions.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any Canadian tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.
We will also make such withholding or deduction in respect of taxes and remit the full amount deducted or withheld to the relevant Canadian authority in accordance with applicable law. We will furnish to the Trustee, within 60 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount  (excluding any Additional Amounts that have previously been paid by the Bank with respect thereto) of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any taxes on such holder’s net income or capital.
In any event, no Additional Amounts or indemnity amounts will be payable under the provisions described above in respect of any Note in excess of the Additional Amounts and the indemnity amounts which would be required if, at all relevant times, the holder of such Note were a resident of the United States for purposes of and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts and indemnity amounts discussed in the preceding sentence, the Additional Amounts or indemnity amounts received by certain holders of Notes may be less than the amount of Canadian taxes withheld or deducted or the amount of Canadian taxes (and related amounts) levied or imposed giving rise to the obligation to pay the indemnity amounts, as the case may be, and, accordingly, the net amount received by such holders of the Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes or had such Canadian taxes (and related amounts) not been levied or imposed.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:
•
as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the Trade Date, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority

•
as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; or

•
on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).
In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as beneficial owner, Notes, including entitlements to all payments thereunder, pursuant to this pricing supplement, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada; deals at arm’s length with the Bank, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; does not use or hold the Notes in a business carried on in Canada; is not a “specified shareholder” and is not a person who does not deal at arm’s length with a “specified shareholder” (as defined for purposes of subsection 18(5) of the Act) of the Bank; is not a “specified entity” as defined in proposals to amend the Canadian Tax Act on November 28, 2023 with respect to “hybrid mismatch arrangements”; and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
This summary is based upon the current provisions of the Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.
This summary assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in Proposals to amend the Act released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”).  In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.  This summary further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.  Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.
This summary assumes that no interest paid on the Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the Notes should consult their tax advisors with respect to their particular circumstances.
Currency Conversion
Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of the Notes not denominated in Canadian dollars must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the relevant exchange rate.
Notes
No Canadian withholding tax will apply to interest or principal paid or credited to a Non-Resident Holder by the Bank or to proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.
No other tax on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only U.S. Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; U.S. Holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to any holder that is not a U.S. Holder or to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or (except as discussed above under “Material Canadian Income Tax Consequences”) non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of securities such as the Notes, the Notes should be treated as “variable rate debt instruments” as described in the accompanying prospectus under the heading “United States Taxation – Original Issue Discount – Variable Rate Debt Securities”. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated pursuant to some other characterization for U.S. federal income tax purposes. If the Notes were treated as other than variable rate debt instruments, your U.S. federal income tax consequences in respect of the Notes could be materially different from those described herein. You should consult with your own tax advisors regarding the appropriate characterization of the Notes for U.S. federal income tax purposes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated as debt for U.S. federal income tax purposes. Further, the Notes should be treated as “variable rate debt instruments”. Whether the Notes will be issued with original issue discount (“OID”), however, will depend upon the facts at the time of issuance of the Notes.

Interest and Original Issue Discount
Whether the Notes are issued with OID for U.S. federal income tax purposes will depend on the facts at the time that the Notes are issued.  If the Notes are not treated as issued with OID (or are issued with only a de minimis amount of OID), then interest income generally will be taxable to you at the time it is received or accrued in accordance with your regular method of tax accounting.
If the Notes are treated as issued with OID, you will be required to include OID as ordinary income under a constant yield method during your ownership of the Notes, regardless of your normal method of accounting; accordingly, your taxable income in respect of the Notes may exceed the cash interest payments you receive on the Notes during one or more taxable years. The remainder of this section assumes that the Notes are issued with OID.
In order to determine the amount of OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides the fixed rate substitutes in lieu of the actual rates on the Notes. The fixed rate substitute for each floating rate under the Notes will be the value of that floating rate as of the Issue Date. The amount of OID on the Notes is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is generally taken into account as if you held the equivalent fixed rate debt instrument, subject to the adjustments to qualified stated interest (“QSI”) described below.
Subject to the following adjustments, the amount of QSI on your Notes each year should be the amount of interest that would be payable during that year under the lowest fixed rate substitute determined for the Notes’ equivalent fixed rate debt instrument. If the amount you receive in any calendar year is greater than the assumed payment under the fixed rate substitute for the applicable accrual period, the excess will be treated as additional QSI and will be taxable to you as ordinary income in accordance with your method of accounting for tax purposes. If the amount you receive in a calendar year is less than the assumed payment for the applicable accrual period, the difference will reduce the amount of QSI you are required to take into income.
In general, each year, your taxable income should include the amount of QSI paid or accrued (subject to the adjustments discussed above) and the annual OID accrual with respect to your Notes.
Sale, Exchange or Maturity of the Notes
Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note, plus any accrued and unpaid OID, minus any payments received on the Notes other than QSI (as adjusted). Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.

Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax with respect to your investment in the Notes.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.

Backup Withholding and Information Reporting
Interest paid on the Notes, and proceeds received from a taxable disposition of the Notes, will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding if you fail to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders
A Note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the U.S. includes only property situated in the U.S. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
You should consult your tax advisor as to the federal, state, local and other tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.
In anticipation of the sale of the Notes, we or our affiliates expect, but are not required, to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments prior to or on the Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We or our affiliates may close out our or their hedge on or before the Maturity Date.
The hedging activity discussed above may adversely affect the market value of and return on the Notes. See “Additional Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” and “Supplemental Plan of Distribution (Conflicts of Interest)” herein for a discussion of these adverse effects.